10.3

$1,000,000 revolving line of credit between Stationers, Inc. and First Sentry Bank dated as of April 7, 2004.

PROMISSORY NOTE

Borrower:	Stationers, Inc.	Lender:	First Sentry Bank
	P.O Box 2167		P.O. Box 2107
	Huntington, WV 25701		823 8th Street
Huntington, WV 25721

Principal Amount: $1,000,000.00   Initial Rate: 4.000%    Date of Note: 4-7-2004

PROMISE TO PAY.  Stationers, Inc. (“Borrower”) promises to pay to FIRST SENTRY BANK (“Lender”), or order, in lawful money of the United States of America, the principal amount of One Million & 00/100 Dollars ($1,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance.  Interest shall be calculated from the date of each advance until repayment of each advance.

PAYMENT.  Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on October 7, 2005.  In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning May 7, 2004, with all subsequent interest payments to be due on the same day of each month after that.  Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs; then to any late charges; then to any accrued unpaid interest; and then to principal. The annual interest rate for the Note is computed on a 365/360 basis; that is, by applying the ratio of annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE.  The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the Prime Rate as published in the Wall Street Journal (the “index”).  The index is not necessarily the lowest rate charged by Lender on its loans.  If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notice to Borrower.  Linder will tell Borrower the current index rate upon Borrower’s request.  The interest rate change will not occur more often than each day.  Borrower understands that Lender may make loans based on other rates as well.  The Index currently is 4.000% per annum. The interest rate to be applied to the unpaid principal balance of this Note will be at a rate equal to the index, resulting in an initial rate of 4.000% per annum.  NOTICE: Under no circumstances will interest rate on this Note be more than the maximum rate allowed by applicable law.

PREPAYMENT.  Borrower may pay without penalty all or portion of the amount owed earlier than it is due.  Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments of accrued unpaid interest.  Rather, early payments will reduce the principal balance due.  Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language.  If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender.  All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment if full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to FIRST SENTRY BANK, P.O. BOX 2107, HUNTINGTON, WV 25721.

LATE CHARGE.  If a payment is 10 days or more late, Borrower will be charged $25.00.

INTEREST AFTER DEFAULT.  Upon default, including failure to pay upon final maturity, the total sum due under this Note will bear interest from the date of acceleration or maturity at the variable interest rate on this Note.  The interest rate will not exceed the maximum rate permitted by applicable law.

DEFAULT.  Each of the following shall constitute an event of default (“Event of Default”) under this Note.

Payment Default.  Borrower fails to make any payment when due under this Note.
Other Defaults.  Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.
False Statements.  Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.
Insolvency.  The dissolution or termination of Borrower’s existence as a going business, the insolvency or Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or Insolvency laws by or against Borrower.
Creditor or Forfeiture Proceedings.  Commencement of foreclosure of forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower’s accounts, including deposit accounts, with Lender.  However, the Event of Default shall apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.
Events Affecting Guarantor.  Any of the preceding events occurs with respect to any guarantor, endorser, surely, or accommodation party of any of the indebtedness or any guarantor, endorser, surety, or accommodation part dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.  In the event of a death, Lender, at this option, may, but shall not be required to , permit the guarantor’s estate to assume unconditionally the obligations arising under the guaranty in a manner satisfactory to Lender, and, in doing so, cure any Event of Default.
Change in Ownership.  Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.
Adverse Change.  A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.
Cure Provisions .  If any default, other than a default in payment is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured (and no event of default will have occurred) if Borrower, after receiving written notice from Lender demanding cure of such default: (1) cures the default within ten (10) days; or (2) if the cure requires more than ten (10) days, immediately initiates steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonable practical.

LENDER’S RIGHTS.  Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES, EXPENSES.  Lender may hire or pay someone else to help collect this Note if Borrower does not pay.  Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s Legal expenses, whether or not there is a lawsuit, including attorneys’ fees, expense for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and necessary steps sufficient to produce compliance as soon as reasonably practical.

GOVERNING LAW.  This Note will be governed by, construed and enforced in accordance with federal law and the laws of the State of West Virginia.  This Note has been accepted by Lender in the State of West Virginia.

CHOICE OF VENUE.  If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of CABELL County, State of West Virginia.

RIGHT OF SETOFF.  To the extent permitted by applicable law, Lender reserves the right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future.  However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law.  Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all such accounts.

LINE OF CREDIT.  This Note evidences a revolving line of credit. Advances under this Note may be requested either orally or in writing by Borrower or as provided in this paragraph.  Lender may, but not need, require that all oral requests be confirmed in writing.  All communications, instructions, or directions by telephone or otherwise to Lender are to be directed to Lender’s office shown above.  The following person currently is authorized to request advances and authorize payments under the line of credit until Lender receives from Borrower, at Lender’s address shown above, written notice of revocation of his or her authority: J. Mac Aldridge, Chairman of the Board of Stationers, Inc. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower’s accounts with Lender.  The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender’s internal records, including daily computer print-outs.  Lender will have no obligation to advance funds under this Note If: (A) Borrower or any guarantor is in default under the terms of this Note or any agreement that Borrower or any guarantor has with Lender, including any agreement made in connection with the signing of this Note; (B) Borrower or any guarantor ceases doing business or is insolvent; (C) any guarantor seeks, claims or otherwise attempts to limit, modify or revoke such guarantor’s guarantee of this Note or any other loan with Lender; or (D) Borrower has applied funds provided pursuant to this Note for purposes other than those authorized by Lender.

PRIOR NOTE.  THIS NOTE REPRESENTS THE RENEWAL AND EXTENSION OF THAT CERTAIN PROMISSORY NOTE DATED 12/06/99. THE NOTE WAS RENEWED AND EXTEDED ON 10/17/00, 04/06/01 AND 10/7/02.  ALL TERMS AND CONDITIONS OF THE ORGINAL NOTE, INCLUDING PROVISIONS FOR COLLATERAL AND PERSONAL GUARANTEES, SHALL REMAIN IN FULL FORCE AND EFFECT.

SUCCESSOR INTERESTS.  The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

NOTIFY US OF INACCURATE INFORMATION WE REPROT OT CONSUMER REPORTING AGENCIES.  Please notify us if we report any inaccurate information about your account(s) to a consumer reporting agency.  Your written notice describing the specific inaccuracies should be sent to us at the following address:  FIRST SENTRY BANK P.O. BOX 2107 HUNTINGTON, WV 25721.

GENERAL PROVISIONS.  Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them.  Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentiment, demand for payment, and notice of dishonor.  Upon any change in terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released form liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modifications are made.  Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS, BORROWER AGREES TO TERMS OF THIS NOTE.

BORROWER ACKNOWLEDTGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

STATIONERS, INC.

By: Copy__________________________

    J. Mac Aldridge, Chairman of the

    Board of Stationers, Inc.